Exhibit 99-1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Greg Sherwood — Grubb & Ellis
303.572.5542

Janice McDill — Grubb & Ellis
847.753.7678

Grubb & Ellis Company Announces Expanded
Responsibilities for Maureen Ehrenberg and Bob Osbrink
(Ehrenberg Named President of Global Client Services;
Osbrink Becomes President, Transaction Services)

NORTHBROOK, Ill., (Feb. 24, 2004) — Grubb & Ellis Company (OTC: GBEL), one of the leading providers of integrated real estate services, today announced that Maureen Ehrenberg has been named President, Global Client Services and Bob Osbrink has assumed the position of President, Transaction Services.

     “This new structure underscores Grubb & Ellis’ focus of delivering a consistent and comprehensive range of services to our clients throughout the globe,” said C. Michael Kojaian, Chairman of Grubb & Ellis. “By further integrating our management, corporate and financial service groups with our national affiliate program and strategic alliance with Knight Frank, we believe that we will be able to offer our clients a comprehensive service platform and execute these services in a seamless and consistent manner.”

     As part of these changes, Dick Fulton, who has run the Eastern Region of Transaction Services since August 2002, will resume his position as Chairman of Grubb & Ellis|Centennial, Inc., one of the Company’s affiliates.

     In the newly created position, Ehrenberg will have responsibility for Grubb & Ellis’ corporate and financial service groups as well as the Company’s national affiliate program. She also will retain her role as President of Grubb & Ellis Management Services, Inc. and remain the primary liaison with the Company’s global alliance partner, Knight Frank.

     Ehrenberg joined the firm in 1997 to direct Grubb & Ellis Management Services’ Central Region. She was named President the following year.

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02/24/04
Grubb & Ellis Company Announces Expanded Responsibilities for Maureen Ehrenberg and Bob Osbrink

     “During Maureen’s tenure, Grubb & Ellis Management Services has been successful in establishing a world-class service platform that has lead to expanded relationships with numerous high profile corporate and institutional clients,” Kojaian said. “Her team’s approach has led to a dramatic shift in the composition and complexity of the Company’s managed portfolio.”

     Osbrink joined Grubb & Ellis in 1988 as Senior Vice President and Sales Manager of the Newport Beach office. In 1996, he was promoted to Regional Managing Director of Grubb & Ellis’ five Los Angeles County offices. Four years later, Osbrink became Regional Managing Director of the Southwest Region, spanning Southern California, Arizona, Nevada and New Mexico.

     In March 2003, he took over management responsibilities for the Western Region. Under his leadership, the region made excellent gains throughout 2003.

     “I am confident that with Bob at the helm of our brokerage business, Grubb & Ellis will be able to offer the culture and platform that makes it the ‘brokerage of choice’ for both clients and professionals,” Kojaian said.

     Ehrenberg, Osbrink and Brian Parker, Executive Vice President, Chief Financial Officer, will continue to oversee the Company’s day-to-day operations until a new Chief Executive Officer is named.

Grubb & Ellis Company

With access to collective resources of more than 9,000 people in over 200 offices in more than 30 countries, Grubb & Ellis is one of the world’s leading providers of integrated real estate services. The Company provides a full range of real estate services, including transaction, management and consulting services, to users and investors worldwide through its domestic offices and affiliates throughout North America as well as with a global strategic alliance with Knight Frank, one of the leading property consulting firms in Europe, Africa and Asia Pacific. For more information, visit the Company’s Web site at www.grubb-ellis.com.

Editor’s note: Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: issues affecting real estate on both a national and local basis, general economic conditions, the ability of the Company to effectively respond to changing market conditions, and other factors that are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and the Company’s Quarterly Reports on Form 10Q, for the quarters ending September 30, 2003, and December 31, 2003, all of which have been filed with the Securities and Exchange Commission.

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